EXHIBIT 10.3

CLAIRE’S STORES, INC.

2005 MANAGEMENT DEFERRED COMPENSATION PLAN

CLAIRE’S STORES, INC.
2005 MANAGEMENT DEFERRED COMPENSATION PLAN

     WHEREAS, Claire’s Stores, Inc. desires to establish an unfunded deferred compensation plan, effective as of February 4, 2005 (the “Effective Date”), which provides supplemental retirement income benefits for a select group of management or highly compensated employees through deferrals of salary and bonuses, and through discretionary company contributions under such plan. As of the Effective Date, the Claire’s Stores, Inc. Management Deferred Compensation Plan shall be frozen and no further contributions shall be made thereunder.

     NOW, THEREFORE, Claire’s Stores, Inc. hereby adopts and establishes the Claire’s Stores, Inc. 2005 Management Deferred Compensation Plan, the terms of which are hereinafter set forth.

ARTICLE I
TITLE AND DEFINITIONS

1.1. Title.

     The name of this plan is the “Claire’s Stores, Inc. 2005 Management Deferred Compensation Plan.”

1.2. Definitions.

     Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

     (a) “Account” or “Accounts” shall mean a Participant’s Deferral Account and/or Company Contribution Account.

     (b) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then the Beneficiary or Beneficiaries shall be the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that such person or persons are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (1) to that person’s living parent(s) to act as custodian, (2) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (3) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

     (c) “Board” shall mean the Board of Directors of Claire’s Stores, Inc.

     (d) “Bonus” shall mean any cash incentive or other compensation which is awarded by a Company in its discretion to a Participant as remuneration in addition to the Participant’s Salary. Bonus for purposes of the Plan shall be determined without regard to any reductions (1) for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code or (2) pursuant to any deferral election in accordance with Article III of the Plan.

     (e) “Break-in-Service” shall mean a continuous twelve (12) month period during which the Participant is not an Employee, commencing on the date the Participant ceases to be an Employee. For purposes of the preceding sentence, a Participant shall continue to be considered an Employee during a leave of absence, but only if that leave of absence is approved by the Company.

     (f) “Change of Control” shall mean any of the following:

          (1) any one person, or more than one person acting as a group, acquires ownership of stock of Claire’s Stores, Inc. that, together with stock held by such person or group, possesses more than fifty percent (50%) of the total fair market value or total voting power of the stock of Claire’s Stores, Inc.; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Claire’s Stores, Inc., the acquisition of additional stock by the same person or persons will not be considered a Change in Control under this Plan. Notwithstanding the foregoing, an increase in the percentage of stock of Claire’s Stores, Inc. owned by any one person, or persons acting as a group, as a result of a transaction in which Claire’s Stores, Inc. acquires its stock in exchange for property will be treated as an acquisition of stock of Claire’s Stores, Inc. for purposes of this clause (1);

          (2) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by Claire’s Stores, Inc.’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

          (3) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from Claire’s Stores, Inc., outside of the ordinary course of business, that have a gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Claire’s Stores, Inc. immediately prior to such acquisition or acquisitions. For purposes of this Section 1(f)(3), “gross fair market value” means the value of the assets of Claire’s Stores, Inc., or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Plan, the following shall not be treated as a Change in Control under this Section 1.(f)(3):

     (i) a transfer of assets from Claire’s Stores, Inc. to a shareholder of Claire’s Stores, Inc. (determined immediately before the asset transfer);

     (ii) a transfer of assets from Claire’s Stores, Inc. to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Claire’s Stores, Inc.;

     (iii) a transfer of assets from Claire’s Stores, Inc. to a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Claire’s Stores, Inc.; or

     (iv) a transfer of assets from Claire’s Stores, Inc. to an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

          (g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

          (h) “Committee” shall mean the Committee appointed by the Board to administer the Plan in accordance with Article VII.

          (i) “Company” shall mean (1) Claire’s Stores, Inc. and its successors or assigns, and (2) any corporation, partnership, limited liability company or other entity which has a business or other relationship with Claire’s Stores, Inc. and which, with the approval of the Committee, has elected to participate in the Plan.

          (j) “Company Contribution Amount” shall mean an amount awarded by a Company pursuant to Section 3.2 hereof.

          (k) “Disability” shall mean a permanent and total disability such that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, as determined in a uniform and non-discriminatory manner by the Committee after requiring medical examinations by a physician or reviewing any medical evidence which the Committee considers necessary.

          (l) “Effective Date” shall mean February 4, 2005.

          (m) “Eligible Employee” shall mean any Employee who is (1) employed by the Company, (2) designated by the Committee to be eligible to participate in the Plan, and (3) a member of a select group of management or highly compensated employees of that Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and any regulations relating thereto.

          (n) “Employee” shall mean any employee of (1) the Company or (2) any corporation, partnership, limited liability company or other entity which has a business or other relationship with Claire’s Stores, Inc. and which, with the approval of the Committee, has elected to participate in the Plan.

          (o) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (p) “Initial Election Period” for an Eligible Employee shall mean (1) if the Employee is an Eligible Employee as of the Effective Date, then February 4, 2005, or (2) if the employee is not an Eligible Employee as of the Effective Date, the period ending 30 days after the date he or she is designated by the Committee, in its sole discretion, as an Eligible Employee.

          (q) “Interest Rate” shall mean, for each Investment Alternative, an amount equal to the net rate of gain or loss or appreciation or depreciation on the assets of such Investment Alternative.

          (r) “Investment Alternative” shall mean an investment alternative selected by the Committee pursuant to Section 3.2(b) hereof.

          (s) “Key Employee” shall mean any Participant who is a “key employee”, as defined in Section 416(i) of the Code, of the Company.

          (t) “Participant” shall mean any Eligible Employee who becomes a Participant in accordance with Section 2.1 hereof.

          (u) “Payment Eligibility Date” shall mean (1) with respect to a Participant who is not a Key Employee, the first day of the first calendar quarter following the termination of the Participant’s employment with the Company, or (2) with respect to a Participant who is a Key Employee, the first day of the seventh month following the termination of the Participant’s employment with the Company.

          (v) “Plan” shall mean the Claire’s Stores, Inc. 2005 Management Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

          (w) “Plan Year” shall mean the 12 consecutive month period beginning on January 1, provided, however, that the first Plan Year shall be a short year beginning on February 4, 2005 and ending on December 31, 2005.

          (x) “Salary” shall mean the Participant’s base salary paid by the Company. Salary for purposes of the Plan shall be determined without regard to any reduction (1) for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code or (2) pursuant to any deferral election in accordance with Article III of the Plan.

          (y) “Trust” shall mean the trust referred to in Section 6.7 of the Plan.

          (z) “Trustee” shall mean the trustee of the Trust.

          (aa) “Year of Service” shall mean, with respect to a Participant, a period of twelve consecutive months during which he or she is employed by the Company or its subsidiaries or affiliates commencing on the date on which the Participant begins such employment, including months prior to the time he or she was a Participant; provided, however, that if a Participant had incurred a Break-in-Service and then becomes a Participant again, a Year of Service with respect to such Participant shall mean a period of twelve consecutive months during which he or she is employed by the Company or its subsidiaries or affiliates commencing as of the date of the Participant’s reemployment.

          (bb) “Eligible Year of Service” shall mean, with respect to a Participant, a Year of Service during which the Participant is an Eligible Employee.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.1. Eligibility.

     An Employee shall be eligible to participate in the Plan as of the later of: (a) February 4, 2005, if the Employee is an Eligible Employee as of that date, or (b) the date on which the Employee becomes an Eligible Employee.

2.2. Participation.

     An Eligible Employee shall become a Participant in the Plan by (1) electing to defer a portion of his or her Salary and/or Bonus in accordance with Section 3.1 hereof, and (2) completing a life insurance application.

ARTICLE III
DEFERRAL ELECTIONS AND
COMPANY CONTRIBUTIONS

3.1. Elections to Defer Salary and/or Bonus.

     (a) Initial Election Period. Each Participant who is an Eligible Employee may elect to defer receipt of his or her Salary and/or Bonus by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee (the “Participant Election and Enrollment Form”), no later than the last day of his or her Initial Election Period.

     (b) General Rule. The amount of Salary and/or Bonus which an Eligible Employee may elect to defer is as follows:

          (1) Any whole-number percentage or flat dollar amount of Salary; and/or

          (2) Any whole-number percentage or flat dollar amount of Bonus.

     (c) Minimum Deferrals. The minimum aggregate amount that may be deferred by an Eligible Employee during a Plan Year is $5,000 (the “Minimum Annual Deferral”); provided, however, with respect to those Eligible Employees who become Participants in the Plan after the first day of a Plan Year, the Minimum Annual Deferral may be pro rated as determined by the Committee in a fair and uniform manner based upon the number of months of participation in the Plan during such Plan Year. Such minimum may be satisfied by deferring Salary and/or Bonus payable for services rendered for such Plan Year (even though such Bonus may not be paid until the next Plan Year). Accordingly, if no Salary is deferred for a Plan Year and the total amount of the Bonus elected to be deferred with respect to that Plan Year is in fact less than the applicable minimum amount for that Plan Year, then no portion of Bonus shall be deferred.

     (d) Effect of Initial Election. An election to defer Salary during an Initial Election Period shall be effective with respect to Salary earned during the first pay period beginning after the end of the Initial Election Period. Notwithstanding anything to the contrary in this Plan, for the first Plan Year only, an Eligible Employee may elect no later than the end of the Initial Election Period to defer any Bonus which is subsequently awarded in the discretion of a Company during the first Plan Year.

     (e) Duration of Salary Deferral Election. Any Salary deferral election made under subsection (a) or subsection (g) of this Section 3.1 shall be irrevocable and shall apply only to the Salary payable with respect to services performed during the Plan Year for which the election is made; provided, that no amount of Salary shall be deferred for any month for which the Participant is paid less than 100% of his or her Salary as a result of the Participant’s short-term disability or Company-approved leave of absence. For each subsequent Plan Year, an Eligible Employee may make a new election, subject to the limitations set forth in this Section 3. 1, to defer a percentage of his or her Salary. Such election shall be on a form provided by the Committee and shall be made on or before the December 15 preceding the Plan Year for which the election is to apply.

     (f) Duration of Bonus Deferral Election. Any Bonus deferral election made under paragraph (a) or paragraph (g) of this Section 3.1 shall be irrevocable and shall apply only to the Bonus payable with respect to services performed during the Plan Year for which the election is made. For each subsequent Plan Year, an Eligible Employee may make a new election, subject to the limitations set forth in this Section 3. 1, to defer a percentage of his or her Bonus. Such election shall be on a form provided by the Committee and shall be made on or before the December 15 preceding the Plan Year for which the election is to apply.

     (g) Elections Other Than Elections During the Initial Election Period. Subject to the minimum deferral requirement of paragraph (c) above, any Eligible Employee who fails to elect to defer Salary or Bonus during his or her Initial Election Period may subsequently elect to do so by filing an election, on a form provided by the Committee, to defer Salary and/or Bonus as described in subsection (b) above. An election to defer Salary and/or Bonus must be filed on or before December 15 and will be effective for Salary earned during pay periods beginning after the following January 1 and the Bonus paid with respect to services performed in the Plan Year beginning on the following January 1.

3.2. Company Contribution Amounts.

     (a) For each Plan Year, the Company may, but is not required to, contribute on behalf of each Participant who is an Eligible Employee as of the Contribution Date (as defined in subsection 4.2(a) hereof) an amount equal to a certain percentage of the Participant’s Salary for such Plan Year. The determination of whether, and what percentage or amount, to so award for a Plan Year shall be determined by the Company. Notwithstanding the foregoing, the following shall apply:

          (1) For each Plan Year, the Company may contribute on behalf of each Eligible Employee who is a Participant an amount equal to a certain percentage of such Participant’s Salary payable for the period in which he or she is a Participant in the Plan during such Plan Year, where such percentage may be based upon such Participant’s Eligible Years of Service with the Company as of the first day of such Plan Year in accordance with the following table:

Eligible Years of Service as of first day of Plan Year	Contribution Percentage
less than 1	2%
1 or more but less than 2	3%
2 or more but less than 3	4%
3 or more	5%

          (2) With respect to a Participant who incurs a Break-in-Service with the Company or its subsidiaries or affiliates, in the event that he or she becomes a Participant in the Plan again, such Participant shall be considered a New Participant for purposes of subsection 3.2(a) hereof.

     (b) A Company may, but is not required to, for any Plan Year award to any Eligible Employee or Eligible Employees an additional percentage of his or her Salary or other amount. The determination of whether, and what percentage or amount, to so award for a Plan Year shall be determined by the Company and need not be uniform among Participants.

     (c) Any contributions made by the Company on behalf of a Participant pursuant to this Section 3.2 shall be considered “Company Contribution Amounts.”

3.3. Investment Elections.

     (a) For each Plan Year, the Participant shall designate the Investment Alternatives in which amounts credited to the Participant’s Account with respect to such Plan Year will be deemed to be invested for purposes of determining the amount of earnings to be credited to the Participant’s Accounts. The Investment Alternatives from which the Participant shall make such designation shall be selected by the Committee. The designation shall be made on a form provided to the Participant by the Committee. The Committee may from time to time eliminate or add new Investment Alternatives and shall communicate any eliminations or additions to Participants.

     In making the designation pursuant to this Section 3.3, the Participant may specify that all or any multiple of the aggregate of amounts deferred and Company Contribution Amounts (in whole-number percentages) be deemed to be invested in an Investment Alternative. Effective as of the end of any calendar month, a Participant may change the designation made under this Section 3.3 by filing an election, on a form provided by the Committee, at least 5 days prior to the end of any calendar month. Any change of designation shall specify that all or any multiple of the aggregate amounts covered by the designation being changed (in whole-number percentages) be deemed to be invested in another Investment Alternative. If a Participant fails to elect an Investment Alternative under this Section 3.3, he or she shall be deemed to have elected an Investment Alternative designated by the Committee on the Investment Election designation form provided to the Participant. The Committee may adopt such further rules applicable to a Participant’s designation or change of designation of Investment Alternatives.

     (b) The Committee may, but is not required to, direct the Trustee to invest amounts credited to the Participant’s Accounts in accordance with the Investment Alternative designations of the Participant.

ARTICLE IV
ACCOUNTS

4.1. Deferral Account.

     The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to an Investment Alternative elected by the Participant pursuant to Section 3.3(a). A Participant’s Deferral Account shall be credited as follows:

     (a) As of the last day of each month (or as soon thereafter as is administratively feasible) the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to Salary deferred by the Participant during each pay period ending in that month in accordance with the Participant’s election under Section 3.3(a); that is, the portion of the Participant’s deferred Salary that the Participant has elected to be deemed to be invested in a certain type of fund shall be credited to the Fund Subaccount corresponding to that Investment Alternative;

     (b) As of the last day of the month (or as soon thereafter as is administratively feasible) coincident with or next following the date on which the Bonus or partial Bonus would have been paid, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to the portion of the Bonus deferred by the Participant’s election under Section 3.3(a); that is, the portion of the Participant’s deferred Bonus that the Participant has elected to be deemed to be invested in a particular Investment Alternative shall be credited to the Fund Subaccount corresponding to that Investment Alternative; and

     (c) As of the last day of each month (or such additional day or days as the Committee may direct) each Fund Subaccount of a Participant’s Deferral Account shall be credited with earnings or losses or appreciation or depreciation in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the last day of the previous month by the net investment return for the Investment Alternative selected by the Participant pursuant to Section 3.3(a).

4.2. Company Contribution Account.

     The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate Fund Subaccounts, each of which corresponds to an Investment Alternative elected by the Participant pursuant to Section 3.3(a). A Participant’s Company Contribution Account shall be credited as follows:

     (a) As of the last day of each month (or soon thereafter as is administratively feasible) (the “Contribution Date”), the Committee shall credit the Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contribution Amount, if any, applicable to that Participant pursuant to Section 3.3(a); that is, the portion of the Company Contribution Amount, if any, which the Participant elected to be deemed to be invested in a certain type of Investment Alternative shall be credited to the corresponding Fund Subaccount; and

     (b) As of the last day of each month (or such additional day or days as the Committee may direct), each Fund Subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses or appreciation or depreciation in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the last day of the previous month by the net investment return for the corresponding Investment Alternative selected by the Participant pursuant to Section 3.3(a).

ARTICLE V
VESTING

5.1. Deferral Account.

     Subject to Section 6.6, a Participant’s Deferral Account shall be 100% vested at all times.

5.2. Company Contribution Account.

     Subject to Section 6.6, a Participant’s Company Contribution Account shall be 100% vested at all times.

ARTICLE VI
DISTRIBUTIONS

6.1. Distribution of Benefits.

     (a) Termination of Employment due to Retirement. In the case of a Participant whose employment with the Company is terminated after attainment of age 55 or completion of 10 Years of Service, the vested portion of his or her Accounts shall be paid to the Participant (and after his or her death to his or her Beneficiary) in one of the following forms as elected by the Participant on such forms as designated by the Committee during this applicable election period(s) as set forth in Section 3.1 hereof:

          (1) a lump sum distribution payable on the Participant’s Payment Eligibility Date (or as soon thereafter as is administratively feasible), or

          (2) substantially equal quarterly installments from five (5) to fifteen (15) years beginning on the Participant’s Payment Eligibility Date (or as soon thereafter as is administratively feasible).

     In the absence of the Participant making a distribution election, or in the absence of an effective distribution election, the default form of payment shall be a lump sum distribution.

     Notwithstanding this subsection, if the value of the vested portion of the Participant’s Accounts as of the last day of the month immediately preceding the Payment Eligibility Date is $10,000 or less, then such vested portion shall automatically be distributed in the form of a lump sum payment on the Participant’s Payment Eligibility Date (or as soon thereafter as is administratively feasible). The Participant’s Accounts shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all vested amounts credited to his or her Accounts under the Plan have been distributed.

     For all purposes under this Plan, a Participant shall not be considered terminated from employment if the Participant remains employed by another Company or by a member of the Company’s controlled group of corporations (within the meaning of Section 414(b) of the Code but by substituting “more than 50 percent” for “at least 80 percent” each place it appears in such section, Section 1563(a) of the Code and the regulations under either such section) or by a member of a group of trades or businesses which are under common control (within the meaning of Section 414(c) of the Code but by substituting “more than 50 percent” for “at least 80 percent” each place it appears in such section, Section 1563(a) of the Code and the regulations under either such section) which includes the Company which last employed the Participant. However, if the Participant is employed by an entity which is a member of a group described in the preceding sentence and such entity ceases to be a member of such group as a result of a sale or other reorganization, such sale or other reorganization shall be treated as a termination of employment unless immediately following such event and without any break in employment the Participant is employed by a Company or another entity which is a member of a group described in the preceding sentence which includes a Company and such entity assumes liability for the payment of benefits of the Participant.

     (b) Termination of Employment for Reasons other than Retirement, Disability or Death. In the case of a Participant who terminates employment with the Company prior to either the attainment of age 55 or completion of 10 Years of Service, and for reasons other than Disability or death, the vested portion of the Participant’s Accounts shall be paid to the Participant in the form of a cash lump sum distribution on the Participant’s Payment Eligibility Date (or as soon thereafter as is administratively feasible).

     (c) Disability. In the case of a Participant whose employment with the Company is terminated on account of the Participant’s Disability (the “Disability Termination”), the vested portion of his or her Accounts shall be paid to the Participant (and after his or her death to his or her Beneficiary), in one of the forms provided in Section 6.1(a) hereof, as elected by the Participant on such forms as designated by the Committee during this applicable election period(s) as set forth in Section 3.1 hereof, as soon as administratively practicable after the date of the Participant’s Disability Termination.

     In the absence of the Participant making a distribution election, or in the absence of an effective distribution election, the default form of payment shall be a lump sum distribution.

     Notwithstanding this subsection, if the value of the vested portion of the Participant’s Accounts as of the last day of the month immediately preceding the date of the Participant’s Disability Termination is $10,000 or less, then such vested portion shall automatically be distributed in the form of a lump sum payment on the date of the Participant’s Disability Termination (or as soon thereafter as is administratively feasible). The Participant’s Accounts shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all vested amounts credited to his or her Accounts under the Plan have been distributed.

     (d) Death.

          (1) In the case of a Participant who dies while employed by the Company, amounts credited to the Participant’s Accounts shall be paid to the Participant’s Beneficiary in a lump sum as soon as administratively feasible following the death of the Participant. In addition, in the event that a life insurance policy (the “Policy”) was purchased by the Company or the Trust insuring the life of the Participant, the Participant’s designated beneficiary shall be paid, in a lump sum, a death benefit in an amount equal to $250,000 (the “Death Benefit”) as soon as is administratively feasible after the death of the Participant. The Participant shall have the right to designate and change such beneficiary (which need not be his or her Beneficiary) at any time on a form provided by and filed with the insurance carrier. If no such form is on file with the insurance carrier, the Death Benefit shall be paid to the Beneficiary. Notwithstanding the foregoing, the Death Benefit payable under this paragraph (1) shall only be paid if the insurance carrier agrees that the Participant is insurable and shall be subject to all terms and conditions set forth in the applicable Policy. Notwithstanding anything to the contrary herein or in any other document, the Company shall not have any obligation to pay the Participant or his or her beneficiary the Death Benefit described in this paragraph (1); the Death Benefit due pursuant to this paragraph (1) shall be payable solely from the proceeds of the Policy, if any. Furthermore, the Company is not obligated to maintain the Policy and no Death Benefit shall be payable hereunder if the Company has discontinued the Policy for the Participant. In addition, no Policy shall be allocated to any Account hereunder.

          (2) If a Participant dies after terminating employment with the Company but prior to receiving the entire amount of his or her Accounts hereunder, the balance shall be paid to the Participant’s Beneficiary in the form of a lump sum as soon as is administratively practicable following the death of the Participant.

     (e) Change in Payment Election. A Participant whose employment with a Company has not been terminated may change his or her form of payment applicable to the portion of the amounts credited to his or her Accounts attributable to one or more Plan Years to one of the payment forms permitted by the Plan; provided, however, that the election shall not become effective until the first day of the Plan

Year immediately following the twelve month period commencing on the date in which the change in election is made pursuant to this subsection 6.1(d). Notwithstanding the foregoing, a Participant’s payment election with respect to a given Plan Year may not be changed after payment of that portion of the Account has been made or has begun.

6.2. Unforeseeable Emergency Withdrawals (“Hardship Withdrawals”)

     (a) Upon the written request of a Participant and in the event the Committee determines that an “unforeseeable emergency” has occurred with respect to the Participant, the Participant may elect to receive a partial or full payment from the Plan in accordance with subsection 6.2(b) hereof. For these purposes, an “unforeseeable emergency” means an unanticipated emergency, such as a sudden and unexpected illness or accident of the Participant or his or her dependent (as defined in Section 152(a) of the Code), or loss of the Participant’s property due to casualty, that is caused by an event beyond the control of the Participant and would result in a severe financial hardship if the distribution were not permitted. The need to pay a Participant’s child’s tuition to college and the desire to purchase a home shall not be considered unforeseeable emergencies.

     (b) Payment under this Section 6.2 may be made only to the extent reasonably needed to satisfy the emergency need, and may not be made to the extent such hardship is or may be relieved: (1) through reimbursement or compensation by insurance or otherwise; (2) by liquidation of the Participant’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship or (3) by cessation of deferrals of Salary and/or Bonus under the Plan.

     (c) Distribution pursuant to this Section 6.2 of less than the Participant’s entire Account balances shall be made pro rata from the Fund Subaccounts of his or her Accounts according to the balances in such Fund Subaccounts. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section 6.2 shall be made as soon as is administratively feasible after approval of such request by the Committee.

6.3. Scheduled Early Distributions

     (a) On the initial election form (the “Form”), the Participant may make an election to receive a payment, either as a lump sum or in the form of quarterly installments payable over a period of two (2) to five (5) years (the “Early Distribution Options”), of all or a portion of his or her Accounts paid on a future date (the “In-Service Distribution Date”) while still employed, provided the In-Service Distribution Date selected is at least 2 years from the date that the election form applicable to such Plan Year is received by the Committee. This election shall apply to the Salary and/or Bonus deferred for the Plan Year specified by the Participant on his or her Form and the earnings credited thereto until the In-Service Distribution Date. A Participant may elect a different In-Service Distribution Date for the Salary and/or Bonus deferred for each Plan Year.

     (b) The In-Service Distribution Date elected by the Participant pursuant to this Section 6.3 may be deferred by at least five (5) years, by filing with the Committee written notice at least one year prior to the In-Service Distribution Date elected; provided, however, an In-Service Distribution Date may not be deferred a second time without the approval by the Committee.

     (c) A Participant whose employment with a Company has not been terminated may change his or her form of payment, applicable to that portion of his or her Accounts that has been selected by the Participant to be distributed at a certain In-Service Distribution Date, to one of the payment forms set forth in Section 6.3(a) hereof; provided, however, that the election must be made at least twelve (12) months prior to the In-Service Distribution Date to which it relates. Notwithstanding the foregoing, a

Participant’s payment election with respect to a given Plan Year may not be changed after payment of that portion of the Account has been made or has begun.

     (d) A distribution pursuant to this Section 6.3 shall be made as soon as administratively practicable after the In-Service Distribution Date, and any distribution of less than the Participant’s entire Account balances shall be made pro rata from the Fund Subaccounts according to the balances in such Fund Subaccounts. Notwithstanding the foregoing, if a Participant terminates employment with a Company for any reason prior to the date on which a payment is scheduled to be made pursuant to this Section 6.3, the Participant’s entire Account balances will be paid pursuant to the provisions of Section 6.1.

6.4. Change of Control.

     In the event of a Change of Control, the full amount of the Participant’s Accounts shall be distributed to the Participant as soon as administratively practicable following the Change of Control.

6.5. Inability to Locate Participant.

     In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the Participant’s Payment Eligibility Date, the amount allocated to the Participant’s Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

6.6. Trust.

     (a) Claire’s Stores, Inc. shall establish a Trust which may be used to pay for benefits arising under this Plan.

     (b) The Committee shall direct the Trustee to pay for benefits of the Participant or his or her Beneficiary at the time and in the amount described in this Article VI. In the event the amounts held under the Trust which are attributable to contributions made by or on behalf of the Company are not sufficient to provide the full amount payable to the Participant or Beneficiary, such Company shall pay for the remainder of such amount at the time set forth in Article VI.

ARTICLE VII
ADMINISTRATION

7.1. Committee.

     A committee shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising the Committee shall be determined by the Board which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

7.2. Committee Action.

     The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The chairman or chairwoman any other member or members of the Committee designated by the chairman or chairwoman may execute any certificate or other written direction on behalf of the Committee.

7.3. Powers and Duties of the Committee.

     The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

          (a) To select Investment Alternatives in accordance with Section 3.3(b) hereof;

          (b) To construe and interpret the terms and provisions of this Plan, and to make all factual determinations relevant to the Plan;

          (c) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

          (d) To maintain all records that may be necessary for the administration of the Plan;

          (e) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

          (f) To make and publish such rules and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

          (g) To appoint a plan administrator or any other agent, and to delegate to such administrator or agent such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;

          (h) To direct and instruct the Trustee to the extent the Company is authorized or required to do so under any document; and

          (i) To take all actions set forth in this Plan document.

     In no event shall the Committee take any action under this Plan that shall constitute an acceleration of the time or schedule of any payment hereunder, except to the extent permitted under Section 409A of the Code and the regulations thereunder.

7.4. Construction and Interpretation.

     The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5. Information.

     To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Salary and/or Bonus of all Participants, their death or other cause of termination of employment, and such other pertinent facts as the Committee may require.

7.6. Compensation, Expenses and Indemnity.

     (a) The members of the Committee shall serve without compensation for their services hereunder.

     (b) The Committee is authorized at the expense of the Company to employ such legal counsel and other agents as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

     (c) To the extent permitted by applicable law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7. Periodic Statements.

     Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts as of each March 31, June 30, September 30 and December 31, or as of such additional day or days as the Committee in its discretion shall determine.

7.8. Disputes.

     (a) A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim.

     (b) Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances.

     If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (1) the specific reason or reasons for such denial; (2) the specific reference to pertinent provisions of the Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (5) the time limits for requesting a review under subsection (c).

     (c) Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may make a request in writing for review of the determination of the Committee. Such request must be addressed to the Committee. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and stopped from challenging the Committee’s determination.

     (d) Within sixty (60) days after the Committee’s receipt of a request for review, the Committee shall review the request after considering all materials presented by the Claimant. The Committee will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII
MISCELLANEOUS

8.1. Unsecured General Creditor.

     Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or the Trust. Any and all of the Company’s assets and the Trust assets which are attributable to amounts paid into the Trust by the Company shall be, and remain, the general unpledged, unrestricted assets of the Company, which shall be subject to the claims of the Company’s general creditors. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that the Plan (and the Trust described in Section 6.6) be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2. No Guarantee of Benefits.

     Nothing contained in this Plan shall constitute a guaranty by the Company or any other entity that the assets of the Company will be sufficient to pay any benefit hereunder.

8.3. Restriction Against Assignment.

     The Committee shall direct payment of all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any Participant, Beneficiary or successor in interest have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.4. Withholding.

     Each individual There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant or Beneficiary all taxes which are required to be withheld by a Company in respect to such payment. The Company shall have the right to reduce any payment (or compensation), and the Committee shall have the right to direct reduction of any payment, by the amount of cash sufficient to provide the amount of said taxes.

8.5. Notice of Address.

     Each individual entitled to a benefit under the Plan must file with the Company, in writing, his or her post office address and each change of post office address which occurs between the date of his or her termination of employment with the Company and the date he or she ceases to be a Participant. Any communication, statement or notice addressed to such individual at his or her latest reported office address will be binding upon him or her for all purposes of the Plan and neither the Committee nor the Company shall be obliged to search for or ascertain his or her whereabouts.

8.6. Notices.

     Any notice required or permitted to be given hereunder to a Participant or Beneficiary will be properly given if delivered or mailed, postage prepaid, to the Participant or Beneficiary at his or her last post office address as shown on the Company’s records. Any notice to the Committee or the Company shall be properly given or filed upon receipt by the Committee or the Company at such address as may be specified from time to time by the Committee.

8.7. Employer-Employee Relationship.

     The establishment of this Plan shall not be construed as conferring any legal or other rights upon any Employee or any individual for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any Employee or otherwise act with relation to him or her.

8.8. Amendment, Modification, Suspension or Termination.

     The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. In the event that this Plan is terminated, the amounts allocated to a Participant’s Accounts (regardless of whether such amounts had become vested) shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within thirty (30) days following the date of termination.

8.9. Governing Law.

     This Plan shall be construed, governed and administered in accordance with applicable provisions of ERISA and, to the extent not preempted by applicable federal law, the laws of the State of Florida.

8.10. Receipt or Release.

     Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall to the extent thereof, be in full satisfaction of all claims arising under, or with respect to, the Plan against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

     IN WITNESS WHEREOF, Claire’s Stores, Inc. has caused the Plan to be executed on this 4th day of February, 2005.

CLAIRE’S STORES, INC.
By:	/s/ Joseph A. Delfalco
	Name:	Joseph A. DeFalco, Jr.
	Title:	Vice President - Human Resources